Exhibit 99
O’Sullivan(R) Furniture	1900 Gulf Street Lamar, MO 64759 417-682-3322 www.osullivan.com

News Release

O’Sullivan Industries Announces Fiscal Year 2003 Third Quarter Results
Results Include Revised Accounting for RadioShack Tax Sharing Agreement
Also Announces Amendment to the Senior Credit Facility and Sale of Utah Building

Lamar, MO, August 4, 2003 O’Sullivan Industries Holdings, Inc. (Other OTC – Senior Preferred Stock OSULP.PK), a leading manufacturer of ready-to-assemble furniture, today announced its fiscal 2003 third quarter operating results which include revised accounting for the company’s tax sharing agreement with RadioShack. O’Sullivan also announced that it has amended its senior credit facility and sold its Utah manufacturing facility.

Revised Accounting for RadioShack Tax Sharing Agreement

The company’s consolidated balance sheets will be restated as of February 1994 to record the deferred tax asset created by the increased tax basis in our assets as a result of elections under Section 338(g) and 338(h)(10) of the Internal Revenue Code by RadioShack and O’Sullivan. Simultaneously, we also recorded our total obligation to RadioShack under the tax sharing agreement. Each of these amounts was approximately $147.9 million as of February 1994. These amounts were reduced as we realized benefits from the increased deductions from our increased basis and made payments to RadioShack. We have restated the March 2002 quarter to reflect an additional valuation allowance of $84.5 million against our net deferred tax assets, increasing tax expense for the amount of the valuation allowance. The increased tax expense does not affect O’Sullivan’s cash flow or Earnings before Interest, Taxes, Depreciation and Amortization (“EBITDA”).

“This restatement reflects a change in the timing of when certain tax expenses are recognized for accounting purposes and has no effect on the timing of our cash flow now, or in the future,” commented Phillip Pacey, O’Sullivan senior vice president and CFO. “We understand that any restatement of our financial results may cause concern on the part of our investors. However, I believe that the information contained in this announcement will help assure the company’s stakeholders that our financial stability and capital resources are unaffected by this change.”

Historical Accounting

In 1994, RadioShack, then Tandy Corporation, completed an initial public offering of O’Sullivan. In connection with the offering, we entered into a tax sharing and tax benefit reimbursement agreement with RadioShack. RadioShack and O’Sullivan made elections under the Internal Revenue Code with the effect that the tax basis of our assets was increased to the deemed purchase price of the assets, and an equal amount

O’Sullivan Industries Holdings, Inc.

of such increase was included as taxable income in the consolidated federal tax return of RadioShack. The result was that the tax basis of our assets exceeded the historical book basis we used for financial reporting purposes.

The increased tax basis of our assets results in increased tax deductions and reduced federal and state income taxes payable by us. Under the tax sharing agreement, we are contractually obligated to pay RadioShack nearly all of the federal tax benefit expected to be realized with respect to such additional basis. The payments under the agreement represent additional consideration for the stock of O’Sullivan Industries, Inc. and further increase the tax basis of our assets from the 1994 initial public offering when payments are made to RadioShack.

To the extent the benefit of these basis step-up deductions caused us to have a federal taxable loss, we were only obligated to pay RadioShack to the extent that the benefits were used to reduce taxable income to zero. Any additional tax deductions resulting from the step-up create a net operating loss (NOL) carryforward on our federal income tax return. Under the terms of the tax sharing agreement, if we utilized this NOL carryforward to generate future tax savings, we were also obligated to remit that benefit received to RadioShack.

Since 1994, O’Sullivan has treated the amount due to RadioShack as income tax expense when such amounts become payable and to the extent that O’Sullivan Industries had sufficient taxable income. Thus, our tax expense approximated what it would have been in the absence of the Section 338(h)(10) step-up in basis and the tax sharing agreement.

Under this accounting method, the deferred tax asset from both the step-up in basis and the obligation to RadioShack was not recorded on our consolidated balance sheets because we deemed the benefits to be an asset of RadioShack. When the tax benefits were received and paid to RadioShack, we recorded the payment as tax expense since this amount would have been paid as federal income taxes in the absence of the step-up in basis and the tax sharing agreement.

In November 1999, we completed a leveraged recapitalization transaction that significantly increased our debt. As a result of the higher debt levels from the recapitalization, we are incurring increased interest expense, which RadioShack claimed should not affect the tax benefits due them under the tax agreement. As previously disclosed in our public filings, RadioShack pursued this matter and prevailed in an arbitration ruling in March 2002. We entered into a settlement agreement with RadioShack in May 2002. We now calculate payments to RadioShack based on pro forma tax computations excluding the additional interest expense from the recapitalization. If on a pro forma basis, we could have used the deductions from the step-up in basis, we are required to make a payment to RadioShack even though we may not be receiving any current tax benefit from these deductions on our federal income tax return.

Following the decision in the arbitration and the settlement agreement with RadioShack, we recorded the $24.6 million payment to RadioShack as a deferred tax asset at March 31, 2002. We believed that this was appropriate as the payment represented the tax benefit we could realize from future use of net operating losses on our federal income tax returns if we had sufficient taxable income in the future. After offsetting our deferred tax liabilities of $8.0 million, we had a net deferred tax asset of $13.4 million at March 31, 2002.

Under generally accepted accounting principles (“GAAP”), we must determine if it is more likely than not that we will realize the net deferred tax asset as a reduction in our tax liabilities in the future. GAAP requires objective evidence to support the more likely than not conclusion.

O’Sullivan Industries Holdings, Inc.

The arbitration decision dramatically affected our liquidity, which reduced the amounts we could invest in sales efforts or cost improvements, as most free cash flow would now be used to pay RadioShack or repay our indebtedness. In addition, it became evident to us by March 2002 that the prolonged economic slowdown that started prior to September 11, 2001 was continuing. This, coupled with the adverse effect on our liquidity of the settlement, caused us to lower our projections of future taxable income. Accordingly, we projected our expected future taxable income utilizing operating performance we achieved in fiscal 2002 assuming our performance would be no better or worse over an extended period of time. Such projections indicate that we would not have taxable income until 2009 when substantially all the tax benefit deductions had been taken. At that point, the projections indicated that our net operating losses existing at that time would be utilized before they expire. However, we currently have and expect to have taxable losses for a number of years in the future. Projections over a long time are inherently uncertain, and we cannot provide objective evidence that our operations in 2009 and beyond will produce sufficient taxable income. As a result, we provided a valuation allowance in our March 2002 quarter of $13.4 million against all of our net deferred tax assets with a corresponding charge to income tax expense. Consistent with our prior accounting, both before and after the recapitalization and merger, we did not record any deferred tax assets related to future deductions from the step-up in basis or any future obligations to RadioShack as they were still contingent upon our taxable income in the future.

Similarly, in our June, September and December 2002 financial statements, we accounted for each payment to RadioShack in the same manner as the initial $24.6 million payment under the settlement agreement by recording a deferred tax asset to the extent that we could not benefit currently from the increased deductions. We then provided a valuation allowance against the additional deferred tax asset with a corresponding charge to income tax expense on a quarter by quarter basis. We believed this method was in conformity with accounting principles generally accepted in the United States and consistent with our accounting for the tax sharing agreement since 1994. O’Sullivan’s independent accountants were aware of the facts surrounding, and our accounting for, the tax sharing agreement.

Revised Accounting

In connection with a review of our 2002 Annual Report on Form 10-K by the staff of the SEC, O’Sullivan received a comment letter on the accounting for the tax sharing agreement with RadioShack. After reviewing our accounting again with our independent accountants, we concluded that we should revise our method of accounting for the tax sharing agreement and restate our financial statements for all affected periods. The company and our independent accountants then addressed the issue with the audit committee of our Board of Directors. We have concluded discussions with the staff of the SEC.

O’Sullivan determined that the deferred tax asset created by the step-up in basis and the additional basis from the probable future payments to RadioShack should be recorded as of February 1994. At the same time, we recorded our obligation to RadioShack. The amounts of the deferred tax asset and obligation to RadioShack were each $147.9 million at February 1994. From 1994 through 2001, we reduced the amount of the deferred tax asset and the obligation to RadioShack as we realized the benefits of the deferred tax asset and paid RadioShack amounts due under the tax sharing agreement.

At March 31, 2002, a full valuation allowance was provided against the $97.9 million net deferred tax asset, which consists of the $13.4 million valuation allowance originally recorded in the March 2002 quarter plus an additional $84.5 million representing the balance of the deferred tax asset at that time. The valuation allowance of $97.9 million together with the $3.2 million tax provision for the quarter represent the $101.1 million recorded as tax expense in the March 2002 quarter. We recorded the valuation allowance because we were unable to determine,

O’Sullivan Industries Holdings, Inc.

based on objective evidence, that is was more likely than not we would be able to utilize our net operating losses prior to their expiration. If at a future date we determine that some or all of the deferred tax asset will more likely than not be realized, we will reverse the appropriate portion of the valuation allowance and credit income tax expense. The remaining maximum obligation to RadioShack was $109.1 million at March 31, 2002. The obligation to RadioShack was reduced by subsequent payments and was $75.2 million and $81.4 million at March 31, 2003 and June 30, 2002, respectively. We currently believe that it is probable that the future payments to RadioShack will be made.

In summary, instead of accounting for our deferred tax assets resulting from the step-up in basis as tax expense through a valuation allowance on a quarter by quarter basis as we make payments to RadioShack under the tax sharing agreement, we revised our accounting to record the aggregate deferred tax asset and the obligation to RadioShack in February 1994. Our deferred tax asset has been reduced as we have realized the benefits from 1994 to 2002 and was fully offset by the March 2002 valuation allowance. Therefore, this revised method of accounting will increase our net income (or reduce our net loss) and increase our net income attributable to common stockholders (or reduce the loss) for each quarterly period after March 31, 2002 through the quarter ending March 31, 2009 or until we can determine, based on objective evidence, that it is more likely than not that we will be able to utilize our net operating losses prior to their expiration and reverse all or a portion of the valuation allowance on our deferred tax assets.

The timing or amounts of our payments to RadioShack as previously disclosed in our public filings will not be affected by the revised method of accounting. As we pay RadioShack, we will reduce the obligation to RadioShack on our books.

O’Sullivan expects to file restated financial statements for the affected periods with the Securities and Exchange Commission as soon as possible. The effects of the restatement described in this release and the attached tables are estimates and unaudited. Until O’Sullivan issues its restated financial statements, investors should not rely on the financial information contained in O’Sullivan’s previously filed annual report on Form 10-K and auditor’s report thereon for the fiscal year ended June 30, 2002 or on O’Sullivan’s quarterly reports on Form 10-Q for the quarters ended September 30, 2002 and December 31, 2002.

Fiscal Year 2003 Third Quarter Results

Net Sales

Net sales for the third quarter were $86.9 million, a decrease of 17.6% from sales of $105.5 million in the comparable period a year ago. Year to date net sales were $237.5 million, a decrease of 12.7% from net sales of $272.0 million in the comparable period a year ago.

Operations

Operating income for the third quarter was $8.7 million, or 10.0% of net sales, a decrease of 43.6% from operating income of $15.3 million, or 14.5% of net sales, in the comparable period a year ago. Year to date operating income was $24.7 million, or 10.4% of net sales, a decrease of 18.0% from operating income of $30.1 million, or 11.1% of net sales, in the comparable period a year ago. Included in operating income for the third quarter and nine months ending March 31, 2003 is a $540,000 restructuring charge related to the impairment of long-lived assets for our Utah facility.

Income and EBITDA

Net income for the third quarter was $2.7 million compared to a net loss of $91.8 million in the comparable quarter a year ago. Year to date net income was $6.2 million compared to net loss of $92.1 million in the comparable period a year ago. The net loss in the prior year periods

O’Sullivan Industries Holdings, Inc.

reflects increased income tax expense from the revised accounting for the tax sharing agreement with RadioShack. For comparison, our pre-tax income for the quarter and nine months ended March 31, 2002 was $9.3 million and $8.9 million, respectively.

EBITDA for the third quarter was $12.4 million, or 14.2% of net sales, a decrease of 35.3% from EBITDA of $19.1 million, or 18.1% of net sales in the comparable period a year ago. Year to date EBITDA was $35.0 million, or 14.7% of net sales, a decrease of 14.5% from EBITDA of $40.9 million, or 15.0% of net sales in the comparable period a year ago. The attached table reconciles net income to EBITDA.

EBITDA should be considered in addition to, but not as a substitute for or superior to, operating income, net income, operating cash flow and other measures of financial performance prepared in accordance with generally accepted accounting principles. EBITDA may differ in the method of calculation from similarly titled measures used by other companies. EBITDA provides another measure of the operations of our business and liquidity prior to the impact of interest, taxes and depreciation. Further, EBITDA is a common method of valuing highly leveraged companies such as O’Sullivan, and EBITDA, with adjustments, is a component of each of the financial covenants in our senior credit facility.

Working Capital

For the nine months ending March 31, 2003, net cash provided by operating activities was $23.4 million, compared to net cash provided by operating activities of $46.1 million in the comparable period a year ago.

Inventory levels at the end of the current quarter were $42.0 million compared to the $39.7 million balance at March 31, 2002, an increase of $2.3 million, or 5.8%. However, inventory levels have decreased $10.4 million, or 19.8%, from the beginning of the fiscal year balance of $52.4 million.

Accounts receivable levels during the current quarter dropped to $36.3 million from $56.3 million in the prior year quarter, a decrease of $20.0 million, or 35.5%. The lower receivable balance is primarily attributable to the lower sales levels; however, we have also decreased our day’s sales outstanding compared to the prior year.

Capital expenditure spending for the nine month period ended March 31, 2003 was $4.8 million, a decrease of $2.2 million, from the $7.0 million spent in the comparable period a year ago. Cash on hand levels remained strong at $17.6 million compared to $38.5 million in the prior year.

Total long-term debt at the end of the current quarter was $215.2 million compared to the $230.3 million balance at March 31, 2002, a decrease of $15.1 million, or 6.6%. We made an additional $10.0 million optional prepayment on our senior credit facility in the March 2003 quarter.

Management Comments

Richard Davidson, president and chief executive officer stated, “During the third quarter of fiscal year 2002 O’Sullivan Furniture reported very high sales and EBITDA levels. This was generally because many of our retail partners drew their Christmas 2001 inventory levels down further than forecasted which resulted in large replenishment orders during the third quarter of fiscal year 2002. Further, during the third quarter of fiscal 2002 we rolled out many new products to several mass merchants. These same events did not occur at the same high levels during the third quarter of fiscal year 2003 when our sales better reflected the realities of the current economy.

“Business conditions continue to be challenging for O’Sullivan Furniture,” continued Mr. Davidson. “We continue to be disappointed with our top line results and are taking actions to diversify our product offerings and customer base in an effort to increase our sales in the future. Two of these product initiatives are:

O’Sullivan Industries Holdings, Inc.

·	Our recently announced licensing agreement with Coleman for innovative storage products. These and other storage products have been shown or will soon be shown to many current and new retail customers. We have secured placement at some retailers and others are reviewing or testing Coleman(R) storage products before they commit to chain-wide rollouts.

·	We continue to aggressively pursue the commercial office furniture and systems furniture segment and have recently placed groups in two major office superstores. The next major phase of our commercial office furniture and systems initiative has been introduced and enthusiastically received by several of our major customers.”

New Bank Covenant Amendment

As of June 30, 2003, O’Sullivan executed a fourth amendment to its senior credit facility. The facility amends certain financial covenants for quarters ending June 30, 2003 through June 30, 2004. The amendment made several other changes to the senior credit agreement, including reducing the revolving credit commitment from $40 million to $30 million and increasing the excess cash flow payment percentage from 75% to 100%. The interest rate on loans under the senior credit facility was increased to LIBOR plus 4.75% or prime plus 3.75% for revolving credit and tranche A loans and LIBOR plus 5.25% or prime plus 4.25% for tranche B loans. In addition, O’Sullivan will pay additional interest of 2.0% on the outstanding balance of tranche B loans by July 2, 2004.

With the execution of the fourth amendment, O’Sullivan expects that it will be in compliance with its covenants under the senior credit facility at June 30, 2003.

Sale of Utah Facility

In June 2003, O’Sullivan sold the land and building it owned in Cedar City, Utah. The net proceeds from the sale were used to reduce indebtedness under the senior credit facility.

Outlook

Mr. Davidson concluded, “Due to the lingering uncertainty of the U.S. and worldwide economy along with the RTA furniture market, we will continue to manage our cost structure to leverage our position as a low-cost producer. Some of the steps we have taken are continued realignment of our manufacturing capacity with expected sales levels and a reduction of approximately 50 people in our corporate staff in June. In the June quarter, we saw no improvement in our near-term business environment. Sales in the fourth quarter of fiscal 2003 were down about one-third from the prior year fourth quarter. Our fiscal 2003 fourth quarter operating income declined approximately 55% to 60% from the fourth quarter a year ago. Looking to the September quarter, we still are seeing weakness in the RTA furniture market and currently expect our sales to continue to decline by approximately 10% from the September 2002 quarter.”

Conference Call

O’Sullivan Furniture will host a conference call on August 5th, 2003 at 10:00 a.m. central (11:00 a.m. eastern).

To participate in the call, dial 719-457-2636 five to ten minutes prior to the scheduled start time. The conference moderator will establish your participation in the call. You must reference the conference pass code of 242310. For those who are unable to participate in the call, playbacks are scheduled for 3:00 p.m. (central) on August 5th and 10:00 a.m. (central) on August 6th. Please call 719-457-2703 and reference the conference pass code of 717437.

O’Sullivan Industries Holdings, Inc.

For your convenience, we have added an audio webcast of the conference call to the O’Sullivan Furniture web site at www.osullivan.com. The confirmation number is 242310 and leave the pass code field blank.

The forward-looking statements in this release involve risks and uncertainties that are dependent upon a number of factors such as sales levels, product mix, customer acceptance of existing and new products, material price increases, bankruptcy or loss of significant customers, interest rate fluctuations, and other factors, all of which are difficult to predict and most of which are beyond O’Sullivan’s control. Actual results could differ materially from those expressed in the forward-looking statements. Please review the Company’s 10-K and most recent 10-Q reports filed with the Securities and Exchange Commission.

For more information contact:
Phillip J. Pacey, Sr. Vice President and CFO (417) 682-8312

O’Sullivan Industries Holdings, Inc.

O’Sullivan Industries Holdings, Inc.
Third Quarter Results
Consolidated Statement of Operations
(in thousands)

	Three months ended March 31,			Nine months ended March 31,
	2003	2002	% Change	2003	2002	% Change
Net sales	$86,866	$105,467	-17.6%	$237,534	$271,974	-12.7%
Cost of sales	65,620	74,960	-12.5%	176,588	199,334	-11.4%

Gross profit	21,246	30,507	-30.4%	60,946	72,640	-16.1%
Gross profit percent	24.5%	28.9%		25.7%	26.7%
Selling, marketing and administrative	12,056	15,171	-20.5%	35,733	42,537	-16.0%
Restructuring charge	540	-	100.0%	540	-	100.0%

Operating income	8,650	15,336	-43.6%	24,673	30,103	-18.0%
Operating income percent	10.0%	14.5%		10.4%	11.1%
Interest expense, net	5,966	5,999	-0.6%	18,484	21,229	-12.9%

Income before income taxes	2,684	9,337	-71.3%	6,189	8,874	-30.3%
Income taxes	-	101,089	-100.0%	-	100,926	-100.0%

Net income (loss)	2,684	(91,752)	-102.9%	6,189	(92,052)	-106.7%
Dividends and accretion on preferred stock	(3,747)	(3,249)	15.3%	(10,711)	(9,253)	15.8%

Net loss attributable to common stockholders	$(1,063)	$(95,001)	-98.9%	$(4,522)	$(101,305)	-95.5%

Condensed Consolidated Balance Sheets
(in thousands)

	March 31,		June 30,
Assets	2003	2002	2002
Current assets:
Cash and cash equivalents	$17,593	$38,476	$15,777
Trade receivables, net	36,326	56,304	37,035
Inventories, net	42,009	39,687	52,397
Prepaid expenses and other assets	3,067	2,267	2,765

Total current assets	98,995	136,734	107,974

Property, plant and equipment, net	74,959	90,435	79,144
Other assets	15,933	10,742	19,226
Goodwill, net	38,088	38,088	38,088

	$227,975	$275,999	$244,432

Liabilities and Stockholders' Deficit
Current liabilities:
Accounts payable	$11,481	$15,240	$10,887
Current portion - long term debt	4,392	3,987	4,430
Accrued advertising	12,350	13,073	11,680
Accrued liabilities	14,352	19,706	18,399
Payable to RadioShack	9,654	33,887	11,020

Total current liabilities	52,229	85,893	56,416

Long term debt - less current portion	215,154	230,271	230,206
Non-current liabilities	7,069	6,407	6,040
Payable to RadioShack	65,527	75,180	70,354
Mandatorily redeemable preferred stock	20,989	17,531	18,319
Stockholders' deficit	(132,993)	(139,283)	(136,903)

	$227,975	$275,999	$244,432

Condensed Consolidated Statements of Cash Flows
(in thousands)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2003	2002	2003	2002
Net cash provided by operating activities	$21,668	$19,827	$23,382	$46,081
Cash flows used for investing activities	(2,123)	(1,065)	(4,827)	(7,007)
Net cash flows used for financing activities	(10,920)	(886)	(16,739)	(7,658)

Net increase in cash and cash equivalents	8,625	17,876	1,816	31,416
Cash and cash equivalents, beginning of period	8,968	20,600	15,777	7,060

Cash and cash equivalents, end of period	$17,593	$38,476	$17,593	$38,476

Schedule of EBITDA
(in thousands)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2003	2002	2003	2002
Net income (loss)	$2,684	$(91,752)	$6,189	$(92,052)
Income tax provision	-	101,089	-	100,926
Interest expense, net	5,966	5,999	18,484	21,229

Operating income	8,650	15,336	24,673	30,103
Depreciation and amortization	3,717	3,767	10,289	10,796

EBITDA	$12,367	$19,103	$34,962	$40,899

EBITDA as a percent of sales	14.2%	18.1%	14.7%	15.0%

Schedule of Interest Expense
(in thousands)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2003	2002	2003	2002
Interest expense on senior credit facility,
industrial revenue bonds and senior
subordinated notes	$5,600	$5,835	$17,222	$18,161
Interest income	(56)	(114)	(162)	(281)
Non-cash items:
Interest expense on O’Sullivan Holdings note	629	560	1,846	1,643
Interest rate collar	(783)	(828)	(2,091)	99
Amortization of debt discount	174	144	462	400
Amortization of loan fees	402	402	1,207	1,207

Net interest expense	$5,966	$5,999	$18,484	$21,229